As filed with the Securities and Exchange Commission on October 18, 1996
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               TYREX OIL COMPANY
             (Exact name of registrant as specified in its charter)
     WYOMING                                               83-0245581
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)

                      777 NORTH OVERLAND TRAIL, SUITE 101
                                 P.O. BOX 2459
                             CASPER, WYOMING 82602
                                 (307) 234-4260
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     ONE CAPITAL CORPORATION AND TRANSACTION ADVISORY AGREEMENT, AS AMENDED
                           (Full titles of the plans)
                                 Copies of communications to:

     Tom N. Richardson, President                      Reid A. Godbolt, Esq.
     777 North Overland Trail                          Jones & Keller, P.C.
     Suite 101                                         1625 Broadway, Suite 1600
     Casper, Wyoming 82602                             Denver, Colorado 80202
     (307) 234-4260                                    (303) 573-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE


                            Amount to       Proposed           Proposed       Amount of
 Title of each class     of be registered    maximum           maximum       registration
     securities to be                    offering price       aggregate         fee(1)
        registered                          per share     offering price(1)


Common Stock, par value    400,000            $.255            $102,000          $100
$0.01 per share

TOTAL                      400,000                             $102,000          $100


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based on the prices at which the options may be exercised.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the One Capital Corporation Corporate and Transaction Advisory Agreement, As Amended, information required by Item 1 of Form S-8 will be sent or given to persons as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                       PROSPECTUS DATED OCTOBER 18, 1996

                               TYREX OIL COMPANY


                          Common Stock, $.01 par value
                                 400,000 shares


     This Prospectus relates to the offering of 400,000 shares (the "Shares") of Common Stock, $.01 par value ("Common Stock") of Tyrex Oil Company (the "Company") by one selling stockholder (the "Selling Stockholder"). The Common Stock to which this Prospectus relates may be issued to the Selling Stockholder pursuant to the One Capital Corporation Corporate and Transaction Advisory Agreement, As Amended (the "Plan"). Under the Plan, options to purchase 400,000 shares have been granted to One Capital Corporation. The Selling Stockholder may offer to sell the Common Stock covered by this Prospectus from time to time at prices and upon terms then obtainable in (i) ordinary brokers' transactions,
(ii) block transactions in accordance with the rules of the Nasdaq SmallCap Market, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, or (iv) a combination of any such methods of sale in each case at market prices. See "Plan of Distribution." The Selling Stockholder and any broker-dealers who participate in sales of Common Stock covered by this Prospectus may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions paid or discounts or concessions allowed to any such broker-dealers by any person, any profits received from reselling the Common Stock covered by this Prospectus if any such broker-dealers purchase any such Common Stock as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder or purchasers of Common Stock will pay all discounts, commissions, and fees incurred in selling Common Stock covered by this Prospectus, except that the Company will bear all expenses incident to the registration and qualification of the Shares under the Securities Act of 1933, as amended, and state securities laws, on behalf of the Selling Stockholder. The Company will receive no proceeds from sales by the Selling Stockholder. See "Use of Proceeds."

     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol TYRX. On October 14, 1996, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $.22 per share.


THE SECURITIES OFFERED HEREBY ENTAIL CERTAIN RISKS WHICH SHOULD BE CONSIDERED BY INVESTORS. SEE "RISK FACTORS."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE COMPANY'S AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS




                                                                     Page
                                                                     ----

AVAILABLE INFORMATION                                                 3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                       3

THE COMPANY                                                           4

RISK FACTORS                                                          5

USE OF PROCEEDS                                                       7

SELLING STOCKHOLDER                                                   8

PLAN OF DISTRIBUTION                                                  8

DESCRIPTION OF COMMON STOCK                                           8

LEGAL MATTERS                                                         8

EXPERTS                                                               8

               AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports and other information concerning the Company may be inspected and copies may be obtained at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., as well as the following regional offices: 75 Park Place, 14th Floor, New York, New York and 500 West Madison Street, Suite 1400, Chicago, Illinois. The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto, which are available for inspection at no fee at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. Copies of the foregoing material can also be obtained at prescribed rates from the Public Reference Section of the Commission. The Company's Common Stock is also listed on the Nasdaq SmallCap Market, and in accordance therewith, the Company files periodic reports, proxy statements and other information with the Nasdaq SmallCap Market. Also, the Commission maintains a worldwide website that contains such materials of the Company at "http://www.sec.gov."

     The Company furnishes to its stockholders annual reports containing financial statements audited by its independent accountants.

  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

     1.   Annual Report on Form 10-KSB for the Year Ended June 30, 1996; and

     2.   Registration Statement on Form 8-A dated September 5, 1980.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests shall be directed to Tyrex Oil Company, 777 North Overland Trail, Suite 101, Casper, Wyoming 82602, Attention: Tom N. Richardson, President (telephone number
(307) 234-4260). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

                    THE COMPANY

     Tyrex Oil Company (the "Company") was incorporated under Wyoming law on November 8, 1979 for the purpose of acquiring whole or partial interests in oil and gas leases, farming out all or a part of its interest in such leases to others in the oil and gas industry and engaging in oil and gas exploration and drilling activities. The Company also purchases interests in producing oil and gas properties from time to time. The Company presently owns oil and gas interests in several states.

     The Company was organized as a Wyoming corporation in November, 1979. The Company's executive offices are located at 777 North Overland Trail, P.O. Box 2459, Casper, Wyoming 82602, and its telephone number is 307-234-4260.

                    RISK FACTORS

     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, SHOULD BE CONSIDERED SPECULATIVE AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS WITH RESPECT TO THE COMPANY. THE HEADINGS ARE NOT INTENDED TO DESCRIBE FULLY THE RISKS, BUT ARE INTENDED TO ALERT READERS TO THE GENERAL SUBJECT MATTERS OF THE RISKS DESCRIBED.

General Industry Considerations

~    Volatility~of~Oil~and~Gas~Prices~and~Markets.~~The Company's revenues and earnings are determined, to a large degree, by prevailing prices for oil and gas. Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty and numerous additional factors that are beyond the control of the Company.

     ~Drilling~and~Operating~Risks.~~~The Company's oil and gas operations are subject to all of the risks and hazards typically associated with drilling for, and production and transportation of, oil and gas. These risks include the necessity of spending large amounts of money for identification and acquisition of properties and for drilling and completion of wells. In the drilling of exploratory or development wells, failures and losses may occur before any deposits of oil or gas are found. The presence of unanticipated pressure or irregularities in formations, blow-outs or accidents may cause such activity to be unsuccessful, resulting in a loss of the Company's investment in such activity. If oil or gas is encountered, there can be no assurance that it can be produced in economic quantities sufficient to justify the cost of continuing such operations or that it can be marketed satisfactorily.


     ~Operating~Hazards~and~Uninsured~Risks.~~~The oil and gas business involves a variety of operating risks, including fire, explosion, pipe failure, casing collapse, abnormally pressured formations, and environmental hazards such as oil spills, gas leaks, and discharges of toxic gases. The occurrence of any of these events with respect to any property operated or owned (in whole or in part) by the Company could have a material adverse impact on the Company. The Company and the operators of its properties maintain insurance in accordance with customary industry practices and in amounts that management believes to be reasonable. However, insurance coverage is not always economically feasible and is not obtained to cover all types of operational risks. The occurrence of a significant event that is not fully insured could have a material adverse effect on the Company's financial condition.

     ~Competition.~~~The oil and gas industry is highly competitive. The Company competes in the areas of leasehold acquisitions, developed property acquisitions and the development and production of oil and gas with major oil companies and other independent oil and gas concerns, as well as with individual producers and operators. Many of these competitors have substantially greater financial and other resources than the Company.

     ~Environmental~and~Other~Governmental~Regulation.~~~Oil and gas operations are subject to various federal, state and local governmental regulations. The production, handling, transportation and disposal of oil and gas and their by-products are subject to regulation under federal, state and local environmental laws. To date, the Company has not been required to expend significant resources in order to satisfy applicable environmental laws and regulations. However, compliance costs under existing legal requirements and under any new requirements that might be enacted could become material. Additional matters subject to governmental regulation include discharge permits for drilling operations, performance bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.

Specific Company Considerations

~ Lack~of~Capital~. The Company has limited financial resources and may have to obtain third-party financing in order to expand operations beyond its day to day activities. In order to raise capital, the Company may be forced to sell or encumber some or all of its properties. The Company must rely on its ability to obtain funds from public or private financing or to enter into joint ventures or partnerships, the success of which cannot be assured. Moreover, if the Company encounters difficulty in obtaining additional financing, unfavorable arrangements might have to be made which could reduce existing shareholders' interests. The Company can give no assurance that financing, of any type, can be obtained.

     ~No~Dividends~. Management intends to use earnings, if any, to finance the growth of the Company's business. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no dividends have been declared or paid by the Company and it does not intend to pay dividends. There can be no assurance that dividends will ever be paid.

     ~Trading~Market~. Presently, the Company's common stock trades on the Nasdaq SmallCap market under the symbol "TYRX." This market is characterized by small issuers and a lack of significant, orderly trading volumes; thus, the Company's common stock may be subject to volatile fluctuations and thin trading which can adversely effect the market liquidity of the common stock.

     ~Uncertainty~of~Estimates~of~Reserves~and~Future~Net~Revenues.~~~Materials
incorporated by reference in this Prospectus may contain estimates of the Company's oil and gas reserves and the discounted future net revenues from those reserves, as prepared by the Company. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond the control of the Company. Those estimates are based on several assumptions that the Securities and Exchange Commission requires oil and gas companies to use, including, for example, constant oil and gas prices. Such estimates are inherently imprecise indications of future net revenues. Actual future production, revenues, taxes, operating expenses, development expenditures and quantities of recoverable oil and gas reserves might vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves. In addition, the Company's reserves might be subject to revision based upon future production, results of future exploitation and development, prevailing oil and gas prices and other factors.

     ~Acquisition~Risks.~~~From time to time the Company purchases domestic producing oil and gas properties. Although the Company performs a review of all potential property acquisitions that it believes is consistent with industry practices, such reviews are inherently incomplete. It generally is not feasible to review in depth every property involved in each acquisition. Ordinarily, the Company focuses its due diligence efforts on the higher valued properties and will sample the remainder. However, even an in-depth review of all properties and records will not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections will not always be performed on every well, and operational and environmental problems are not necessarily observable even when an inspection is undertaken.

     ~Dependence~Upon~Key~Management~. The operations of the Company are substantially dependent upon Tom N. Richardson, the Company's President, Chief
Executive and Financial Officer and Director.    Mr. Richardson  and the other
executive officers of the Company serve at the discretion of the Board of Directors and have been appointed as officers until their resignation, removal or death. The Company does not have key man life insurance on Mr.
Richardson.   The loss of  Mr. Richardson's  services to the Company could have a material adverse impact on the Company.

                  USE OF PROCEEDS

     Since this Prospectus relates to the offering of shares by the Selling Stockholder, the Company will not receive any of the proceeds from the sale of the securities offered hereby.

                SELLING STOCKHOLDER

     The stockholder whose shares of Common Stock are covered by this Prospectus ("Selling Stockholder") are listed below. The Company has set aside 400,000 shares of Common Stock for issuance under the Plan. Options to purchase 400,000 shares have been granted to the Selling Stockholder.

     The following table sets forth (a) the name and the nature of any position, office or other material relationship with the Company within the past three years of the Selling Stockholder and (b) the number of shares owned or which may be purchased by the Selling Stockholder, the number of shares being offered for sale by the Selling Stockholder and the number of shares to be owned by the Selling Stockholder after the offering of the shares, assuming the sale of all shares offered by the Selling Stockholder.

                        Beneficial                       Beneficial
                        Ownership            Number of  Ownership After
                      Before Offering        Securities  Offering (1)


Name                     (Number)      (%)    Offered     (Number)       (%)
-----------              -------       --     -------     -------        --

One Capital Corporation  400,000       3.5    400,000        --          --

(1)  Assumes the sale of all shares offered hereby by the Selling Stockholder.

                PLAN OF DISTRIBUTION

     The shares offered hereby on behalf of the Selling Stockholder are to be sold from time to time by means of (i) ordinary brokers' transactions, (ii) block transactions in accordance with the rules of the Nasdaq SmallCap Market,
(iii) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus, or (iv) a combination of any such methods of sale in each case at market prices. In connection therewith, distributors' or sellers' commissions may be paid or allowed which will not exceed those customary in the types of transactions involved. Commissions may also be received from purchasers for whom brokers or dealers act as agents.
Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

            DESCRIPTION OF COMMON STOCK

     The description of the Company's common stock is incorporated herein by reference from the Company's Registration Statement on Form 8-A dated September 5, 1980.

                   LEGAL MATTERS

     The legality of the common stock offered hereby is being passed upon by Jones & Keller, P.C., Denver, Colorado.

                                    EXPERTS

     The consolidated financial statements of Tyrex Oil Company as of June 30, 1996 and for each of the three years ended June 30, 1996, incorporated in the Prospectus by reference from the Company's Annual Report on Form 10-K, have been audited by Hocker, Lovelett, Hargens & Yennie, P.C., independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     1. Tyrex Oil Company (the "Company") hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

     a.   the Company's Annual Report on Form 10-K for the Year Ended June 30,
          1996;

     b. the Company's Registration Statement on Form 8-A dated September 5, 1980; and

     c. all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

     2. The Corporation will provide without charge to each person to whom a copy of the Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in the Prospectus by reference, other than exhibits to such documents, and any or all other documents required to be delivered to employees of the Corporation pursuant to Rule 428(b) under the Securities Act. Written requests or requests by telephone for such copies, or additional information about the Plan and its administrators, should be directed to Tom N. Richardson, President, Tyrex Oil Company, 777 North Overland Trail, Suite 101, Casper, Wyoming 82602, (307) 234-4260.

Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          Not applicable.

Item 6.  Indemnification of Directors and Officers.

          Under Sections 17-16-851 and 17-16-856 of the Wyoming Business Corporation Act, the Corporation has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities. The Corporation's articles of incorporation require the Corporation to indemnify each director and each officer, his or her heirs, executors, and administrators against expenses reasonably incurred for liabilities incurred by him or her in connection with such action, suit or proceeding to which he or she may be made a party by reason of him or her being or having been a director or officer of the Corporation, except in relation to matters as to which he or she shall finally be adjudged in such action, suit or proceeding to be liable for fraud or misconduct. In the event of a settlement before or after action or suit, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Corporation is advised by counsel that the person to be indemnified was not guilty of such fraud or misconduct. Any right of indemnification set forth in the articles of incorporation do not exclude other rights to which a person indemnified may be entitled.

     The Corporation does not have a policy to provide its directors and officers liability insurance which insures directors and officers of the Corporation under certain circumstances.

Item 7.  Exemption from Registration Claimed

          Not applicable.

Item 8.  Exhibits

          The following documents are filed as a part of this registration statement. Where such filing is made by incorporation by reference to a previously filed report, such report is identified. See the Index to Exhibits included with the exhibits filed as a part of this report.

Exhibit        Description
----------     -----------

     4.1       Articles of Incorporation, as Amended (1).

     4.2       Bylaws (1).

     4.3       One Capital Corporation Corporate and Transaction
               Advisory Agreement, As Amended, and Stock Option
               Agreement, filed herewith.

     5.1       Opinion of Jones & Keller, P.C., filed herewith.

     23.1 Consent of Jones & Keller, P.C. (included in their opinion filed as Exhibit 5.1 above).

     23.2 Consent of Hocker, Lovelett, Hargens & Yennie, P.C., filed herewith.

     25.1      Power of Attorney (see signature page of this Registration
               Statement).

(1) These documents are previously filed documents incorporated herein by reference to the Company's Registration Statement on Form S-2 (File No. 2-68269).

Item 9.  Undertakings.

     A. The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized the Registration Statement to be signed on its behalf by the undersigned in the City of Casper, State of Wyoming, on October 18, 1996.

                         TYREX OIL COMPANY

                         By /s/ Tom N. Richardson
                            ------------------------------------------------
                              Tom N. Richardson, President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tom N. Richardson, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre-effective and post-effective amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                       Date
---------                          -----                       -----

/s/ John D. Traut                  Chairman of the Board       October 18, 1996
-------------------------------
John D. Traut

/s/ Tom N. Richardson              President, Chief Executive  October 18, 1996
-------------------------------
Tom N. Richardson                  and Chief Financial Officer
                                    and Director

/s/ William P. Gruman              Director                    October 18, 1996
-------------------------------
William P. Gruman

/s/ Doris K. Backus                Secretary/Treasurer and     October 18, 1996
-------------------------------
Doris K. Backus                    Director

/s/ Morris R. Massey                Director                   October 18, 1996
-------------------------------
Morris R. Massey

                               INDEX TO EXHIBITS


Exhibit        Description
-------        -----------

     4.3       One Capital Corporation Corporate and Transaction
               Advisory Agreement, As Amended, and Stock Option
               Agreement.  Filed herewith.

     5.1       Opinion of Jones & Keller, P.C.  Filed herewith.

     23.1 Consent of Jones & Keller, P.C. (included in their opinion filed as Exhibit 5.1).

     23.2      Consent of Deloitte & Touche LLP.  Filed herewith.

     25.1      Power of Attorney (see signature page of this Registration
               Statement).

                                  EXHIBIT 4.3

               One Capital Corporation Corporate and Transaction
              Advisory Agreement, As Amended, and Option Agreement

                                   AGREEMENT
                                   ---------

     This Agreement is made this 16th day September, 1995, effective December 20, 1996, by and between One Capital Corporation ("OCC") and Tyrex Oil Company ("Tyrex" or the "Company").

                                    RECITALS
                                    --------

     WHEREAS, OCC and Tyrex entered into a Corporate and Transaction Advisory Agreement (the "Agreement") dated May 6, 1994 which Agreement has now expired; and

     WHEREAS, OCC and Tyrex on December 20, 1995 agreed to modify the Agreement in accordance with the terms set forth herein.

                                   AGREEMENT
                                   ---------

     1) In consideration of past advisory services by OCC, Tyrex hereby extends the "A" warrants, as defined in the Agreement through December 1, 1997. Accordingly, OCC shall have the right to acquire up to 400,000 shares of common stock of Tyrex at a price of $0.255 per share through the exercise period which expires on December 1, 1997. The terms of exercise of such warrants shall be as outlined on Exhibit A hereto.

     2) OCC waives any right to the "B" and "C" warrants as defined in the Agreement.

     3) The shares to be issued under the warrants defined in paragraph 1 above shall be registered for public trading on a Form S-8 Registration Statement to be prepared jointly by OCC and Tyrex's respective counsel.

     4) During the exercise term of the warrants described in paragraph 1 above, if and to the extent the authorized common shares of the Company are increased or decreased, or are exchanged into or for a different kind or number of shares or securities, by any change such as an adjustment in par value, reorganization, recapitalization, stock split, reverse stock split, stock dividends or the lie, then in such event the number of common shares subject to the warrants and the common shares purchase price shall be proportionately adjusted.

     5) Each party hereto agrees that it will provide additional information, execute and deliver documents, and perform any and all acts necessary to carry out the terms and intent of this agreement in a timely manner.

ONE CAPITAL CORPORATION                   TYREX OIL COMPANY

By:/s/ Robert D. Arnold                   By:/s/ Tom N. Richardson
   ----------------------------------      -----------------------------------
     Robert D. Arnold                      Tom N. Richardson
     President                             President

ONE CAPITAL CORPORATION
-------------------------------------------------------------------------------
NEW YORK OFFICE:                             DENVER OFFICE:
415 E. 37th Street Suite 35C                 10 17th Sire, Suite 100
New York, New York 10016                     Denver, Colorado 80202
(212) 684-8027                               (303) 592-7077
Fax (212) 545-1738                           Fax (303) 592-1846

May 6, 1994

Mr. Tom N. Richardson, President
Tyrex Oil Company
777 North Overland Trail
Suite 220
Casper, WY 82602

     Re:  Corporate and Transaction Advisory

Dear Tom:

This letter (the "Agreement") confirms our mutual understanding that One Capital Corporation ("Agents") will represent Tyrex Oil Company ("Tyrex" or the "Company") as agents for one year from the date above. In this capacity, Agents will provide general corporate and transaction advisory services to implement the Company's efforts to maximize values for its shareholders.

SERVICES
--------
In serving Tyrex, our purpose will be to assist the Company's management to accomplish several significant goals and objectives, including:

     Growth in revenues, profits, productive assets and shareholder values Identification, cultivation and negotiation of prospective merger or acquisition prospects
     Development of and/or acquisition of attractive producing and developmental properties
     Broadening the Company's shareholder base, trading activity, following in the financial community, investor interest and demand for shares

Agents will provide mutually agreed and appropriate corporate and transaction advisory services as follows:

     Work with management to gain an understanding of the Company's business and competitive strategies
     Conduct, as mutually agreed, a proactive search (using resources of Agents and the Company) for potential merger or acquisition prospects, based upon defined strategies, targets and criteria developed with the Company
     Review prospective merger or acquisition prospects and assist the Company to evaluate terms of proposed transactions
     Negotiate with interested prospects, analyze specific proposals, and recommend actions to the Company to respond to proposed terms and conditions
     Assist Company management to present business plans in a form and manner designed to persuade merger or acquisition candidates to consolidate operations with the Company
     Assist management to anticipate and respond appropriately to disclosure and due diligence processes

     Maintain contact and coordinate communications, schedules and progress of proposed transactions with principals and their legal, accounting, tax, consulting, or other representatives, in cooperation with the Company and its representatives
     Coordinate the closing of transaction(s) with such parties

In addition, if desired by Tyrex, Agents will organize and oversee a financial public relations campaign designed to stimulate interest in Tyrex through expertly designed direct mail and other media contacts with prospective investors. This effort will also involve active cultivation of retail market makers to increase notice and attention of Tyrex in the investment community, with the objectives of improving support for trading, and increasing sales efforts to advise the firms' customers of the investment merits of Tyrex. The fulfillment of these contacts will be accomplished under a separate agreement between the Company and a financial advertising company acceptable to both Company and Agents. The goals of these efforts include: (i) increased investor interest in Tyrex, (ii) diversification of the Company's shareholder base among new buyers and (iii) a higher volume of trading activity. Subject of course to general market and supply/demand conditions, such factors could be expected to provide favorable support for share prices, to the benefit of all shareholders of Tyrex.

With respect to projects or transactions on which Tyrex requests assistance of Agents, including any merger, acquisitions, joint ventures, divestitures or sale transactions, such agency shall be exclusive. Further, the terms hereof shall apply to any prospective participants in projects or transactions, sources and/or offers for projects or transactions, joint ventures or new business which have been introduced to Tyrex by Agents. Agents accept the terms hereof and agree to use their best efforts to provide services on mutually agreeable projects or transactions.

COMPENSATION
------------
Engagement Fee. As a retainer for availability of services by Agents under this Agreement Tyrex agrees to issue to Agents warrants to purchase common stock of the Company as follows: (a) "A" Warrants - 400,000 shares of the Common Stock of the Company at a price of $0.255 per share; (b) "B" Warrants - 300,000 shares of the Common Stock of the Company at a price of $0.50 per share; (c) "C" Warrants
- 300,000 shares of the Common Stock of the Company at a price of $1.00 per share. All Warrants shall be exercisable on or after the date of this Agreement and for two years from the date of completion of the S-8 registration for such shares underlying the Warrants. As and when feasible for the Company, under applicable regulations, upon request of Agents shares to be issued under such warrants shall be registered for public trading, on a Form S-8 Registration Statement, to be prepared for the Company by Agents' counsel at Agents expense, or by the Company's counsel at Company's expense, at the on of Tyrex. Terms of exercise of such warrants shall be as outlined In Exhibit A.

Other Transaction Fees. For projects, transactions or sources included within the scope of Agents' agency, as noted above, for the purposes of pursuing mergers, acquisitions, joint ventures, or divestitures transactions, or otherwise, Agents shall be compensated with additional fees upon the closing of such transactions as follows:

Transaction Advisory. In the event that Agents represent the Company with respect to a merger, acquisition, investment, exchange, assumption, purchase, or sale of all or part of the common stock, preferred stock, debt, liabilities, leases, or other securities, assets, or liabilities of the Company and/or a merger, acquisition, joint venture, or divestiture candidate, then the Company shall pay Agents a cash transaction advisory fee equal to 5% of the first million, 4% of the second million, 3% of the third million, 2% of the fourth million and 1% over $5 million, of the total value of any such transaction.

SHARING; EXPENSES
-----------------
Agents, in their sole discretion, may elect to share a portion of fees with certain professional associates. Agents shall receive direct reimbursement from the Company for their respective out-of-pocket expenses incurred in connection with the services described herein. (e.g., travel, printing, communications, information, research, clerical services, tax, accounting or legal advice, etc.). All expenses for travel shall be approved by Company in advance. All other expenses are not anticipated to exceed $1,000 during the term hereof without Company's approval. Budgeted amounts or preapproved expenditures shall be prepaid or charged directly to the Company, with other miscellaneous expenses to be paid in full within thirty days of date invoiced. The Company shall be separately responsible for any obligations incurred with respect to the fees of lenders, guarantors, rating agencies, attorneys and other professionals, or any other agents or underwriters with which the Company may have or develop contractual obligations.

REPRESENTATIONS
---------------
In performing their services, Agents may rely upon the accuracy and completeness of the information provided to Agents by the Company and any other party(ies) to the Transaction, and will have no responsibility for independent verification of the accuracy or completeness of the information provided. The Company will retain all such responsibility. The Company represents to Agents that information which the Company provides to Agents and others pursuant to this engagement shall at all times be both accurate and complete, so as to be not misleading in the circumstances. Agents represent to Company that in performing their services, any information which Agents originate and provides to Company pursuant to this engagement shall at all times be both accurate and complete, so as to be not materially misleading in the circumstances; provided however, Agents shall not be responsible for independent verification of the accuracy or completeness of information provided to Company or Agents by third parties.

The Company assumes any and all responsibility for the Company's compliance with all applicable laws and regulations of governing jurisdictions (including, without any limitations, the offering or issuance of securities of the Company, in any manner or form). Agents shall not be required or expected to conduct any separate determination, compliance, representation, or action with respect to the Company's sole responsibilities for such compliance. Except as disclosed to Agents, the Company represents to Agents that: (a) it has filed all required informational, financial, and other filings required, and is otherwise in compliance under applicable securities laws and regulations, (b) it has met all applicable requirements (or has properly applied) for public trading on a national securities exchange or the NASDAQ trading system, and (c) it shall continue to make its best efforts to be in compliance with the foregoing throughout the term of Agents' agency and the warrants period hereunder.

EXTENSION OR TERMINATION
------------------------
The agency created hereunder may be extended by the parties in writing, upon mutually agreeable terms. Further, such agency and this Agreement may be terminated by the Company at any time with or without cause, upon written notice to that effect to the other party. However, no such termination shall release the Company from its obligation with respect to expenses due Agents under this Agreement, nor with respect to fees in the event that, prior to one year after such termination, the Company completes a transaction contemplated by this Agreement with a party introduced by Agents or their associates. Further, no such termination shall release the Company from its obligation with respect to the "A" Warrants, however, "B" or "C" Warrants unexercised as of the date of termination shall immediately expire.

NON-DILUTION
------------
During the term of this Agreement, if and to the extent the authorized common shares of the Company are increased or decreased, or are exchanged into or for a different number or kind of shares or securities, by any change (such as an adjustment in par value, reorganization, recapitalization, stock split, reverse stock split, stock dividends or the like, then in such event the number of common shares subject to this agreement and the warrants purchase price shall be proportionately adjusted.

NO CONTROL
----------
Nothing in this Agreement shall render any party a general partner of the other. Nor shall any party be a general agent for the other, nor any general agency authority be deemed given to the other party except as expressly set forth in this Agreement or by subsequent written authorization of said party. Furthermore, this Agreement and the services to be performed herein by Agents shall not be construed to render Agents in control of, controlled by, or under common control with the Company. All parties agree that the services to be performed herein by Agents do not and shall not be construed so as to directly or indirectly confer upon Agents the power to direct or cause the direction of the management and policies of the Company.

Each party agrees that it will provide additional information, execute and deliver documents, and perform any and all acts necessary to carry out the terms and intent of this Agreement. Further, the parties agree to keep this Agreement confidential, other than disclose to their respective boards, officers and legal or accounting advisors, and as required by law or regulation. Whenever feasible, each party shall afford the other prior rights of review, comment and editorial adjustment with respect to any public or third party disclosure of the terms hereof.

If the above is in accordance with your understanding, please sign below, initial other pages and return two originally signed copies of this Agreement to the Agents. We look forward to working with you.

Very truly yours,

ONE CAPITAL CORPORATION

By /s/ Michael V. Schranz
   -------------------------------
     Michael V. Schranz

The foregoing Agreement is hereby accepted this 12th day of May, 1994.

TYREX OIL COMPANY

By:/s/ Tom N. Richardson
   ------------------------------------
Name (print):  Tom N. Richardson
Title:         President

                               TYREX OIL COMPANY                   EXHIBIT A
                                                                    --------
                         Engagement Fee Stock Warrants
                                Summary of Terms

Company        Tyrex Oil Company ("Tyrex" or "Company")
-------

Warrants       "A" Warrants: 400,000 common shares of Tyrex at $0.255 per share
--------        ------------

               "B" Warrants: 300,000 common shares of Tyrex at $0.50 per share
               -------------

               "C" Warrants: 300,000 common shares of Tyrex at $1 .00 per share
               -------------

Warrants Period     All Warrants shall be exercisable on or after the date of
---------------
                    this Agreement and for two years from the date of completion and filing of the S-8 registration for such shares underlying the Warrants, subject to the termination provisions set forth on Page 4 of this agreement

Warrants Exercise   Agents may exercise warrants in whole or part at their
-----------------
                    discretion.

Warrants Division   In their sole discretion, Agents may subdivide and
-----------------
                    distribute warrants among the principals and officers of One
                    Capital Corporation in such proportions as Agents shall determine.

Form of payment     Certified check or wire transfer, simultaneous with or prior
---------------
                    to delivery of shares.

Certificate Delivery     Share certificates in denominations as specified by
--------------------
                    Agents shall be prepared in advance, ready for immediate delivery. Certificates shall be delivered by the Company or its delivery agent, per Agents' request: (a) simultaneously with presentation of payment ("Deliver Versus Payment" or "DVP"), or (b) for delivery on the next day following payment via overnight delivery service or courier.

Delivery Agent      Tyrex shall ensure expediting of delivery of shares by its
--------------
                    customary delivery agent immediately upon presentment of payments, or, if unable to do so, shall establish a custodian or agent of Company's selection (e.g., depository, trust, attorney, or broker) with location and business hours suitable to Agents, in order to expedite such deliver.

Registration        As and when feasible for the Company under applicable
------------
                    regulations, upon request of Agents shares to be issued under such warrants shall be registered for public trading, on a Form S-8 Registration Statement as provided in the Agreement.

                             STOCK OPTION AGREEMENT

     This Stock Option Agreement (the Agreement") is made this 18th day of October, 1996, between Tyrex Oil Company, a Wyoming corporation ( Tyrex") and One Capital Corporation, a Colorado corporation ( One Capital).

     WHEREAS, One Capital is and has provided valuable services to Tyrex's business activities pursuant to that certain Corporate and Transaction Advisory Agreement dated May 6, 1994, and amended effective December 20, 1995, attached hereto as Exhibit A (the One Capital Agreement"), and that pursuant to the One Capital Agreement, One Capital is to receive compensation for its services to Tyrex in the form of an option (the Option") to purchase 400,000 shares of common stock of Tyrex (the Stock"); and

     WHEREAS, the Option hereby granted is granted pursuant to the terms and provisions of the One Capital Agreement.

     NOW, THEREFORE, in consideration of the premises it is agreed as follows:

I.Grant of Option. Tyrex hereby grants to One Capital the right and option to acquire four hundred thousand (400,000) shares of the Stock at a purchase price of $0.255 per share. The Option hereby granted is to be exercised in the manner and subject to the conditions hereinafter provided.

II. Time of Exercise of Option. This Option may be exercised by One Capital as to any or all of the shares subject to the Option hereby granted commencing on the date hereof with any portion not exercised to be carried over for exercise until December 31, 1997 at which time any unexercised portion hereof shall expire.

III. Method of Exercise. This Option may be exercised by One Capital giving written notice to Tyrex at its principal place of business accomplished by a check in payment of the purchase price for the Stock as to which the Option is being exercised. Tyrex shall make prompt delivery of such Stock, provided that if any law or regulation requires Tyrex to take any action with respect to the Stock as to which the Option is being exercised, the date of delivery of such Stock shall be extended for the period necessary to take such action.

IV. Reclassification, Consolidation or Merger. If and to the extent that the number of issued common shares of Tyrex shall be increased or reduced by a change in par value, split-up, reclassification, distribution of a dividend payable in shares, or by any similar occurrence, the number of shares subject to this Option and the purchase price to be paid for such shares shall be proportionately adjusted.

V. Rights Prior to Exercise of Option. The Option hereby granted is nontransferable by One Capital except as otherwise provided by operation of law upon the dissolution and winding up of One Capital. During the term of the Option, the Option hereby granted shall be exercisable only by One Capital. One Capital shall have no rights as a shareholder in the shares of Stock purchased pursuant to the Option hereunder until payment of the purchase price and delivery.

VI. Rights Following Exercise of Option. Ownership rights in the Stock shall vest with One Capital as and when exercised.

VII. Restricted Transferability of Option and Underlying Stock. Any sale or transfer of the Stock purchased pursuant to this Option must be in accordance with applicable federal and state securities laws. A condition to issuance of the Stock underlying the Option is that the offer and sale shall have been registered with the Securities and Exchange Commission on Form S-8, and such other laws as may be deemed necessary by Tyrex.

VIII. Binding Effect. This Agreement shall be binding upon the trustees, administrators and successors of the parties hereto.

IX. Execution. This Agreement may be executed in counterparts and all counterparts together shall constitute an executed Agreement.

     IN WITNESS WHEREOF, the parties have hereto caused this Agreement to be executed as first hereinabove set forth.

TYREX OIL COMPANY

By:/s/ Tom N. Richardson                  By:/s/ Doris K. Backus
   ----------------------------------         -------------------------------
     Tom N. Richardson, President          Doris K. Backus, Secretary/Treasurer

ONE CAPITAL CORPORATION

By:/s/ Robert D. Arnold
   --------------------------------------
     Robert D. Arnold, President

                                  EXHIBIT 5.1

                             OPINION AND CONSENT OF
                             JONES &   KELLER, P.C.
                       REGARDING LEGALITY  OF SECURITIES

                              JONES & KELLER, P.C.
                           1625 Broadway, Suite 1600
                                Denver, Colorado
                           Telephone: (303) 573-1600
                           Facsimile: (303) 573-0769

                                October 18, 1996

Tyrex Oil Company
777 North Overland Trail, Suite 101
Casper, Wyoming 82602

Gentlemen:

     We have acted as counsel for Tyrex Oil Company (the "Company") in connection with a Registration Statement on Form S-8, filed by the Company under the Securities Act of 1933 with the Securities and Exchange Commission. The Registration Statement relates to the proposed public offer and sale of up to 400,000 shares of Common Stock, $.01 par value (the "Shares"), by one selling stockholder. The Registration Statement and exhibits thereto filed with the Securities and Exchange Commission under such Act are referred to herein as the "Registration Statement."

     This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

     We have examined the Articles of Incorporation, as Amended, of the Company as filed with the Wyoming Secretary of State, the Bylaws of the Company, and the minutes of meetings and records of proceedings of the Board of Directors of the Company, the applicable laws of the State of Wyoming, and a copy of the Registration Statement.

     Based upon the foregoing, and having regard for such legal considerations as we deemed relevant, we are of the opinion that the Shares, upon issuance, will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement.

                          Very truly yours,

                          /s/ Jones & Keller, P.C.

                          JONES & KELLER, P.C.

                                  EXHIBIT 23.1

              CONSENT OF HOCKER, LOVELETT, HARGENS & YENNIE, P.C.

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Tyrex Oil Company on Form S-8 of our report dated August 28, 1996, appearing in the Annual Report on Form 10-K of Tyrex Oil Company for the year ended June 30, 1996 and to the reference to us under the heading Experts" in the Prospectus, which is part of this Registration Statement.


HOCKER, LOVELETT, HARGENS & YENNIE, P.C.

Casper, Wyoming
October 18, 1996